Exhibit 10.6

SIXTH AMENDMENT TO LEASE

This Sixth Amendment to Lease (“Amendment”) is entered into, and dated for reference purposes, as of September 27, 2012 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Metropolitan”), as Landlord (“Landlord”), and CODEXIS, INC., a Delaware corporation (“Codexis”), as Tenant (“Tenant”), with reference to the following facts (“Recitals”):

A. Landlord and Tenant are the parties to that certain written lease which is comprised of the following: that certain written Lease, dated as of October     , 2003 [sic], by and between Landlord and Tenant (the “Original Lease”) for certain premises described therein and commonly known as 501 Chesapeake Drive which is a part of Building 3 (the “501 Chesapeake Space”) and all the rentable area of Building 4 (consisting of 200 and 220 Penobscot Drive (collectively, the “200 & 220 Penobscot Space”, and together with the 501 Chesapeake Space are referred to collectively as the “Original Premises”), all as more particularly described in the Original Lease; as amended by that certain First Amendment to Lease, dated as of June 1, 2004, by and between Landlord and Tenant (the “First Amendment”); as amended by that certain Second Amendment to Lease, dated as of March 9, 2007, by and between Landlord and Tenant (the “Second Amendment”); as amended by that certain Third Amendment to Lease, dated as of March 31, 2008, by and between Landlord and Tenant (the “Third Amendment”) for certain premises described therein and commonly known as 400 Penobscot Drive, which is the entire Building 2 (the “Building 2 Space”), all as more particularly described in the Third Amendment; as amended by that certain Fourth Amendment to Lease, dated as of September 17, 2010, by and between Landlord and Tenant (the “Fourth Amendment”); and as amended by that certain Fifth Amendment to Lease, dated as of March 16, 2011, by and between Landlord and Tenant (the “Fifth Amendment”) for certain premises described therein and commonly known as 101 Saginaw Drive, which is part of Building 1 (the “101 Saginaw Space”); all as more particularly described in the Fifth Amendment. The Original Lease, as amended, is referred to for purposes of this Amendment as the “Existing Lease”.

B. Landlord and Tenant desire to provide for extension of the Term of the 501 Chesapeake Space and other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term “Existing Lease” defined above shall refer to the Existing Lease as it existed before giving effect to the modifications set forth in this Amendment and the term “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment, except as expressly provided in this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

Section 2. Confirmation of Term. Landlord and Tenant acknowledge and agree that notwithstanding any provision of the Existing Lease to the contrary: (a) as contemplated by the Existing Lease, the 501 Chesapeake Space Expiration Date is January 31, 2013; (b) as contemplated by the Existing Lease, the Building 2 Expiration Date is January 31, 2020; (c) as contemplated by the Existing Lease, the expiration date of the 101 Saginaw Space is January 31, 2020 (the “101 Saginaw Space Expiration Date”, inadvertently referred to as January 30, 2020 in Section 6(c) of the Fifth Amendment); and (d) as contemplated by the Existing Lease, the Expiration Date of the Term of the Lease of the 200 & 220 Penobscot Space is January 31, 2020.

Section 3. Extension of Term for 501 Chesapeake Space. Landlord and Tenant agree that the Term for the 501 Chesapeake Space is hereby extended for the period of forty-eight (48) months (the “501 Chesapeake Second Extended Term”) commencing on February 1, 2013 (the “501 Chesapeake Second Extension Commencement Date”) and expiring January 31, 2017 (hereafter, the “501 Chesapeake Expiration Date”), unless sooner terminated pursuant to the terms of the Lease. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term for the 501 Chesapeake Space only, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension of such space.

Section 4. Amendment of Rent for 501 Chesapeake Second Extended Term. Notwithstanding any provision of the Existing Lease to the contrary, commencing on 501 Chesapeake Second Extension Commencement Date and continuing through the 501 Chesapeake Expiration Date, the amount of Monthly Base Rent due and payable by Tenant for the 501 Chesapeake Space shall be as follows:

Period from/to	Monthly Amount
February 1, 2013 to January 31, 2014	$18,968.60
February 1, 2014 to January 31, 2015	$19,537.66
February 1, 2015 to January 31, 2016	$20,123.79
February 1, 2016 to January 31, 2017	$20,727.50

Section 5. “AS IS” Condition. Tenant acknowledges and agrees that Tenant presently occupies and has occupied the 501 Chesapeake Space, and Tenant accepts the 501 Chesapeake Space in its AS-IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises. Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation in any portion of the Premises.

Section 6. Negotiation Right.

(a) Landlord and Tenant confirms that the Negotiation Right with respect to 123 Saginaw Negotiation Space (as set forth in Section 11 of the Fifth Amendment) continues to be in effect. The following Negotiation Rights have terminated: (i) the Negotiation Right with respect to 525 Chesapeake Drive (as set forth in Section 6 of the Second Amendment); and (ii) the Negotiation Right with respect to the 600 Galveston Negotiation Space (as set forth in Section 7 of the Third Amendment, as amended by Section 7(b)(ii) of the Fifth Amendment)).

(b) Landlord hereby grants Tenant a one-time right to negotiate the lease of the 525 Chesapeake Negotiation Space (defined below) if and to the extent such space is Available (defined below) during the period beginning on the Execution Date of this Amendment and expiring twenty-four (24) months prior to the 501 Chesapeake Expiration Date (the “Negotiation Period”), upon and subject to the terms and conditions of this Section (the “Negotiation Right”), and provided that at the time of exercise of such right: (i) Tenant must be conducting regular, active, ongoing business in, and be in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of the entire 501 Chesapeake Space, and (ii) there has been no material adverse change in Tenant’s financial position from such position as of the date of execution of the Lease, as certified by Tenant’s independent certified public accountants, and as supported by Tenant’s certified financial statements, copies of which shall be delivered to Landlord with Tenant’s written notice exercising its right hereunder. Without limiting the generality of the foregoing, Landlord may reasonably conclude there has been a material adverse change if Tenant’s independent certified public accountants do not certify there has been no such change.

(c) The “525 Chesapeake Negotiation Space” shall mean the space with a street address of 525 Chesapeake Drive and Rentable Area of approximately 15,393 square feet. For purposes of this Negotiation Right, the term “Available” shall mean that the space in question is either: (1) vacant and free and clear of all “Prior Rights” (defined below); or (2) space as to which Landlord has received a proposal, or Landlord is making a proposal, for a lease or rights of any nature applicable in the future when such space would be free and clear of all Prior Rights. For purposes of this Negotiation Right, the term “Prior Rights” shall mean rights of other parties, including without limitation, a lease, lease option, or option or other right of extension, renewal, expansion, refusal, negotiation or other right, either: (i) pursuant to any lease or written agreement which is entered into within eighteen (18) months after the Execution Date; or (ii) pursuant to any extensions or renewal of any of the foregoing, whether or not set forth in such lease or written agreement, and Landlord shall be free at any time to enter such extension or renewal; or (iii) pursuant to any amendment or modification of any of the foregoing, and Landlord shall be free at any time to enter such amendment or modification.

(d) Nothing herein shall be deemed to limit or prevent Landlord from marketing, discussing or negotiating with any other party for a lease of, or rights of any nature as to, any part of the 525 Chesapeake Negotiation Space, but during the Negotiation Period before Landlord makes any written proposal to any other party (other than a party with Prior Rights) for any 525 Chesapeake Negotiation Space which becomes Available (including giving a written response to any proposal or offer received from another party), or contemporaneously with making any such proposal, and in any event within thirty (30) days after such space becomes vacant and free and clear of all Prior Rights, Landlord shall give Tenant written notice (“Landlord’s Notice”), which notice identifies the space Available and Landlord’s estimate of the projected date such space will be vacant and deliverable to Tenant. Notwithstanding any of the foregoing to the contrary, Tenant acknowledges that Landlord has disclosed that as of the date of execution of this Lease, Landlord is marketing the 525 Chesapeake Negotiation Space, and as set forth more fully in Subsection (b) above, if Landlord entered into a lease within eighteen (18) months after the Execution Date, Landlord shall remain free at any time to enter into an extension or renewal of such lease, whether or not any such right is set forth in such lease, and to enter into any amendment or modification of such lease, all of which constitute Prior Rights with respect to the 525 Chesapeake Negotiation Space. For a period of five (5) business days after Landlord gives Landlord’s Notice (the “Election Notice Period”), Tenant shall have the right to initiate negotiations in good faith for the lease of all (and not less than all) the space identified in Landlord’s Notice by giving Landlord written notice (“Election Notice”) of Tenant’s election to exercise its Negotiation Right to lease such space.

(e) If Tenant timely and properly gives the Election Notice, Landlord and Tenant shall, during the five (5) business day period (the “Second Period”) following Landlord’s receipt of the Election Notice, negotiate in good faith for the lease of the 525 Chesapeake Negotiation Space which is the subject of the Landlord Notice as set forth below. Any lease by Tenant pursuant to this Negotiation Right: (1) shall be for all (and not less than all) the 525 Chesapeake Negotiation Space which is the subject of the Landlord Notice; (2) the subject 525 Chesapeake Negotiation Space shall, upon delivery, be part of the Premises under this Lease, such that the term “Premises” thereafter shall include the subject 525 Chesapeake Negotiation Space; (3) starting on such delivery date, with respect to the subject 525 Chesapeake Negotiation Space Tenant shall additionally pay Tenant’s Share of Operating Expenses, with Tenant’s Share recalculated to reflect addition of the 525 Chesapeake Negotiation Space; (4) the number of parking spaces applicable to the subject 525 Chesapeake Negotiation Space shall be calculated at the rate of 3.3 spaces per 1000 square feet of Rentable Area of the subject 525 Chesapeake Negotiation Space, and the type of, location of and charge for such spaces shall be as otherwise provided in the Lease; and (5) such lease shall be upon and subject to all the other terms, covenants and conditions provided in the Lease, except that the following terms shall be subject to such negotiation and agreement of the parties: (aa) the amount of the Monthly Base Rent with respect to the 525 Chesapeake Negotiation Space; (bb) the term of the lease of the 525 Chesapeake Negotiation Space; (cc) any improvements or alterations to be done, or allowance therefor, if any, specifically agreed upon, and absent such agreement, Tenant shall accept the 525 Chesapeake Negotiation Space in its then AS IS condition without any obligation of Landlord to repaint, remodel, improve or alter the subject 525 Chesapeake Negotiation Space for Tenant’s occupancy or to provide Tenant any allowance therefor, but such space shall be delivered broom clean and free of all tenants or occupants (and their personal property); (dd) increase in the Security; and (ee) Landlord shall deliver the subject 525 Chesapeake Negotiation Space to Tenant in such AS IS condition no later than thirty (30) days after Landlord regains possession of such space, but in no event shall Landlord have any liability for failure to deliver the subject 525 Chesapeake Negotiation Space to Tenant on any projected delivery date due to the failure of any occupant to timely vacate and surrender such space or due to Force Majeure, and such failure shall not be a default under the Lease or impair its validity. The foregoing obligation of Landlord to negotiate is non-exclusive and nothing herein shall be deemed to prevent Landlord from negotiating with any other party for the 525 Chesapeake Negotiation Space, whether or not Landlord and Tenant are negotiating for the same, but any other such negotiation shall be subject to the aforesaid obligation to negotiate with Tenant in good faith.

(f) If Tenant either fails or elects not to exercise its Negotiation Right as to the 525 Chesapeake Negotiation Space covered by Landlord’s Notice by not giving its Election Notice within the Election Notice Period, or if Tenant gives Tenant’s Election Notice but Tenant and Landlord do not execute (1) a written letter of intent reflecting the significant business terms for the lease of the 525 Chesapeake Negotiation Space within five (5) business days after delivery of the Election Notice, and (2) a corresponding amendment prepared by Landlord within five (5) days after Landlord gives Tenant such proposed amendment, then in any such event Tenant’s Negotiation Right shall terminate, and be null and void, as to the subject space identified in the applicable Landlord’s Notice (but not as to any 525 Chesapeake Negotiation Space subject to this Negotiation Right which has not become Available and been included in a Landlord’s Notice), and at any time thereafter Landlord shall be free to lease and/or otherwise grant options or rights to the subject space on any terms and conditions whatsoever free and clear of the Negotiation Right.

(g) During any period that Tenant does not occupy the entire Premises or that there is an uncured default by Tenant under the Lease, or any state of facts which with the passage of time or the giving of notice, or both, would constitute such a default, the Negotiation Right shall not apply and shall be ineffective and suspended, and Landlord shall not be obligated to give a Landlord’s Notice as to any space which becomes Available during such suspension period, and Landlord shall not be obligated to negotiate (or enter into any amendment) with respect to any 525 Chesapeake Negotiation Space which was the subject of a pending Landlord’s Notice for which an amendment has not been fully executed, and during such suspension period Landlord shall be free to lease and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the Negotiation Right. The Negotiation Right shall terminate upon any of the following: (1) the termination of the Lease, whether by Landlord upon the occurrence of a Tenant default or otherwise; or (2) the failure of Tenant timely to exercise, give any notices, perform or agree, within any applicable time period specified above, with respect to any 525 Chesapeake Negotiation Space which was the subject of any Landlord’s Notice.

(h) The Negotiation Right is personal to Codexis and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity.

Section 7. Option to Extend.

(a) Landlord and Tenant confirms that the Option to Extend with respect to the 200 & 220 Penobscot Space, Building 2 Space and 101 Saginaw Space (as set forth in Section 12 of the Fifth Amendment) continues to be in effect. Landlord and Tenant hereby agree to delete the Option to Extend with respect to the 501 Chesapeake Space as set forth in Section 26.21 of the Original Lease, as amended by Section 3 of the Fourth Amendment.

(b) Landlord hereby grants Tenant two (2) consecutive options to extend the Term of the Lease with respect to the 501 Chesapeake Space for an additional term of five (5) years per option pursuant to the same terms and conditions of Section 12 of the Fifth Amendment. Accordingly, Section 12(b) of the Fifth Amendment is hereby amended by deleting and replacing the phrase “as to the portion of the Premises consisting of the 200 & 220 Penobscot Space, Building 2 Space and 101 Saginaw Space (all references in this Section 12 to the “Premises” shall instead be deemed to mean such space only)” with the following phrase: “as to the portion of the Premises consisting of the 200 & 220 Penobscot Space, Building 2 Space, 101 Saginaw Space and 501 Chesapeake Space (all references in this Section 12 to the “Premises” shall instead be deemed to mean such space only)”.

Section 8. Time of Essence. Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Amendment.

Section 9. Brokers. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents and warrants to Landlord that Cornish & Carey Commercial Newmark Knight Frank is the sole broker who negotiated and brought about the consummation of this Amendment and that no discussions or negotiations were had with any other broker concerning this Amendment. Based on the foregoing representation and warranty, Landlord has agreed to pay any commission or fee owed to such broker pursuant to Landlord’s agreement between Landlord and such broker, and Tenant is not obligated to pay or fund any amount to such broker. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord harmless from and against any claims of brokerage commissions arising out of any discussions or negotiations allegedly had by Tenant with any other broker in connection with the Building and the Premises. The foregoing obligations of Tenant shall survive the expiration or sooner termination of the Lease.

Section 10. Attorneys’ Fees. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Existing Lease shall apply.

Section 11. Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 12. Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 13. OFAC. Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

If, in connection with this Lease, there is one or more Guarantors of Tenant’s obligations under this Lease, then Tenant further represents, warrants and covenants either that (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants that during the term of this Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Lease is true and complete.

Section 14. Ratification. Tenant represents to Landlord, as of the Execution Date, that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) to Tenant’s actual knowledge, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant; and (c) Tenant is currently in possession of the entire Premises as of the Execution Date, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant. Landlord represents to Tenant, as of the Execution Date, that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment, and (b) to Landlord’s actual knowledge, there are no uncured monetary defaults on the part of Tenant.

Section 15. Authority. Each person executing this Amendment represents and warrants that he or she is duly authorized and empowered to execute it, and does so as the act of and on behalf of the party indicated below. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of due authorization and execution of this Amendment.

Section 16. Applicable Law. This Amendment shall be construed in accordance with the Laws of the State of California

Section 17. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	CODEXIS, INC.,
a Delaware corporation

	By:	/s/ John J. Nicols
	Print Name:	John J. Nicols
	Title:	President and Chief Executive Officer

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/ JA Denning
	Print Name:	JA Denning
	Title:	Director